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                                                                       Exhibit 5

                                October 1, 2001


Ribozyme Pharmaceuticals, Inc.
2950 Wilderness Place
Boulder, Colorado 80301

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by Ribozyme Pharmaceuticals, Inc. (the "Company") on or about October 1, 2001, with respect to the offer and sale of 1,750,000 additional shares of the Company's common stock, $.01 par value ("Company Stock"), issuable under the Ribozyme Pharmaceuticals, Inc. 2001 Stock Option Plan and the 1996 Ribozyme Pharmaceuticals, Inc. Stock Option Plan as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances.
Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plans and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

     We consent to the use in the Registration Statement of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel."


                                            Sincerely yours,

                                            ROTHGERBER JOHNSON & LYONS LLP

                                            /s/ ROTHGERBER JOHNSON & LYONS LLP